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Exhibit 23.3

        Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Exact Sciences Corporation for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 31, 2009, with respect to the consolidated financial statements of Exact Sciences Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 16, 2010

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  Exhibit 23.3